Bravo Brio Restaurant Group, Inc. Reports Third Quarter Financial Results
Company Updates Full Year 2014 Outlook; Provides Development Guidance for 2015
Expects to Commence $50 Million Modified “Dutch Auction” Tender Offer
Secures New Five-Year $100 Million Senior Secured Credit Facility

Columbus, Ohio - November 6, 2014 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company) owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and thirty-nine week periods ended September 28, 2014, updated its outlook for 2014, and provided development guidance for 2015. BBRG also announced that it expects to seek to purchase up to $50 million in value of its common shares through a modified “Dutch auction” tender offer that it expects to commence on or about November 12, 2014 and that it has secured a new five-year $100 million senior secured credit facility.

Selected Third Quarter 2014 Highlights Compared to the Third Quarter 2013:

▪	Revenues decreased 1.8% to $94.6 million from $96.3 million.

▪	Total comparable restaurant sales decreased 5.8%.

▪	Comparable restaurant sales decreased 6.7% at BRAVO! and 5.2% at BRIO.

▪	Restaurant-level operating profit decreased 21.7% to $11.6 million from $14.9 million.

▪	Net income was $1.1 million, or $0.06 per diluted share, compared to net income of $2.2 million, or $0.11 per diluted share.

Saed Mohseni, Chief Executive Officer, said, “Our performance during the third quarter fell short of our expectations and has caused us to revise our full year outlook for revenues and earnings. The decline in comparable restaurant sales reflected an intense competitive promotional environment within casual dining particularly in the Italian segment.”

Mohseni continued, “While the environment is unlikely to change in the near term, we believe that our current plan to limit discounting while catering to our core guest by focusing on those attributes that differentiate us within the upscale affordable Italian dining segment, is in our long-term best interests. These attributes include, but are not limited to, our popular Light menu offerings, chef feature cards that reflect the creative talents of our executive chefs, sourcing more products from suppliers using sustainable agricultural methods, our new Eat/Repeat/Reward loyalty program, and the implementation of an on-line reservation system that will be completed in early 2015.”

Mohseni concluded, “We have remained active in the market, repurchasing $6.6 million of our common shares during the third quarter and $22.4 million cumulatively since the inception of the buyback program in 2012. To further enhance shareholder value, we expect to commence a $50 million modified “Dutch auction” tender offer of our common shares that would be funded through our new $100 million credit facility. We believe these actions reflect our confidence in the long-term vitality of our brands and determination to use all the resources available to us for value creation.”

Third Quarter 2014 Financial Results

Revenues decreased $1.7 million, or 1.8%, to $94.6 million in the third quarter of 2014, from $96.3 million in the third quarter of 2013. The decrease in revenues was primarily due to a comparable restaurant sales decrease of 5.8% that was only partially offset by an additional 41 operating weeks compared to the third quarter last year. The comparable restaurant sales decrease consisted of a 6.4% decrease in guest counts partially offset by a 0.6% increase in average check.

Total restaurant operating costs, which include costs of sales, labor costs, operating costs and occupancy costs, increased $1.5 million, or 1.9%, to $82.9 million in the third quarter of 2014, from $81.4 million in the third quarter of 2013. Total restaurant-level operating profit decreased $3.3 million, or 21.7%, to $11.6 million from $14.9 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 12.3% in the third quarter of 2014 from 15.4% in the third quarter of 2013.

Net income in the third quarter of 2014 was $1.1 million, or $0.06 per diluted share, compared to net income of $2.2 million, or $0.11 per diluted share, in the same period last year.

Third Quarter 2014 Brand Operating Highlights

Comparable restaurant sales decreased 6.7% at BRAVO! and 5.2% at BRIO. Average weekly sales for BRAVO! and BRIO were $58,400 and $76,900, respectively.

During the third quarter of 2014, one BRIO opened in Irvine, California. As of September 28, 2014, the Company operated 47 BRAVO! restaurants, 59 BRIO restaurants, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant that is operated under a management agreement.

Modified “Dutch Auction” Tender Offer

The Company expects to seek to purchase up to $50 million of its common shares through a modified "Dutch auction" tender offer that it expects to commence on or about November 12, 2014. The anticipated modified "Dutch auction" tender offer would be financed from borrowings under a new, five-year $100 million senior secured credit facility.

Under the terms of the anticipated tender offer, BBRG’s shareholders would have the opportunity to tender some or all of their shares at a price per share of not less than $12.50 and not greater than $14.50. The terms and conditions of the anticipated tender offer will be described in an Offer to Purchase and the related Letter of Transmittal that will be distributed to shareholders upon commencement of the tender offer.

Important Information Regarding the Anticipated Tender Offer

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any common shares of the Company. The anticipated tender offer described in this press release has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this press release or at all. If the Company commences the offer, the offer will be made solely by an Offer to Purchase and the related Letter of Transmittal, as they may be amended or supplemented. Shareholders and investors are urged to read the Company’s commencement tender offer statement on Schedule TO anticipated to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the tender offer, which will include as exhibits the Offer to Purchase, the related Letter of Transmittal and other offer materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. If the Company commences the offer, each of these documents will be filed with the SEC, and, when available, investors may obtain them for free from the SEC at its website (www.sec.gov), under the "SEC Filings" tab at http://investors.bbrg.com or from the Company’s information agent in connection with the tender offer.

New $100 Million Senior Secured Credit Facility

The Company also announced that it has entered into a new five-year $100 million senior secured revolving credit facility. This credit facility replaces the prior $85 million credit facility that was scheduled to mature in the fourth quarter of 2015. The Company used borrowings under the new revolving credit facility to repay in full the balances due under the prior credit facility and subsequently terminated the prior credit facility. The outstanding balance under the prior credit facility was $14.4 million as of September 28, 2014.

In connection with the termination of the prior credit facility, the Company anticipates that it will record a non-cash, pre-tax charge of approximately $375,000, or $0.01 per diluted share, in the fourth quarter of 2014 comprised of a write-off of unamortized debt issuance costs from the prior credit facility.

The transaction was arranged by Wells Fargo Bank, National Association, as Administrative Agent; Bank of America, N.A., as Syndication Agent; KeyBanc National Association, as Documentation Agent; and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets Inc, as Joint Lead Arrangers and Joint Bookrunners.

2014 Outlook

As follows, the Company is updating its outlook for the 52-week period ending December 28, 2014. This outlook excludes the potential impact of the expected modified “Dutch Auction” Tender Offer as well as the write-off of unamortized debt issuance costs from the prior facility.

•	Total comparable restaurant sales of minus 5.4% to minus 5.0% (versus minus 5.0% to minus 4.0% previously).

•	Revenues of $405 million to $408 million (versus $405 million to $410 million previously) reflecting lower estimated comparable sales.

•	Development of six restaurants - three BRAVO! and three BRIO (versus four BRAVO! and two BRIO previously).

•	Pre-opening costs of $3.5 million to $4.0 million.

•	Diluted earnings per share of $0.60 to $0.63 (versus $0.71 to $0.75 previously).

•	Capital expenditures of $22 million to $24 million.

•	Diluted share count of approximately 19.8 million (versus 20.2 million previously).

•	Estimated annual tax rate of approximately 22% (versus 27% previously).

The Company is also providing preliminary guidance for the development of five restaurants in 2015.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss third quarter 2014 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer; Jim O'Connor, Chief Financial Officer; and Brian O'Malley, President and Chief Operating Officer.

The conference call can be accessed live over the phone by dialing (877) 879-6174, or for international callers (719) 325-4917. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 3581796. The replay will be available until Thursday, November 13, 2014.

The call will also be webcast live and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Calendar of Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 3, 2014.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 28, 2014 AND SEPTEMBER 29, 2013
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	September 28, 2014		September 29, 2013		September 28, 2014		September 29, 2013
	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
Revenues	$94,576		$96,290		$301,679		$304,975
Costs and expenses
Cost of sales	25,038	26.5%	24,620	25.6%	78,799	26.1%	78,635	25.8%
Labor	34,643	36.6%	34,027	35.3%	107,902	35.8%	107,491	35.2%
Operating	16,292	17.2%	15,796	16.4%	49,370	16.4%	48,504	15.9%
Occupancy	6,965	7.4%	6,977	7.2%	21,433	7.1%	20,983	6.9%
General and administrative expenses	5,053	5.3%	5,471	5.7%	16,701	5.5%	17,166	5.6%
Restaurant preopening costs	668	0.7%	1,249	1.3%	1,694	0.6%	2,508	0.8%
Depreciation and amortization	5,054	5.3%	5,028	5.2%	15,099	5.0%	14,859	4.9%
Total costs and expenses	93,713	99.1%	93,168	96.8%	290,998	96.5%	290,146	95.1%
Income from operations	863	0.9%	3,122	3.2%	10,681	3.5%	14,829	4.9%
Interest expense, net	238	0.3%	269	0.3%	730	0.2%	870	0.3%
Income before income taxes	625	0.7%	2,853	3.0%	9,951	3.3%	13,959	4.6%
Income tax expense (benefit)	(514)	(0.5)%	604	0.6%	1,963	0.7%	3,749	1.2%
Net income	$1,139	1.2%	$2,249	2.3%	$7,988	2.6%	$10,210	3.3%

Net income per basic share	$0.06		$0.12		$0.42		$0.52
Net income per diluted share	$0.06		$0.11		$0.40		$0.50
Weighted average shares outstanding-basic	18,853		19,525		19,084		19,574
Weighted average shares outstanding-diluted	19,768		20,439		19,977		20,469

Certain percentage amounts may not sum due to rounding.

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 28, 2014 AND DECEMBER 29, 2013
(Dollars in thousands)

	September 28, 2014	December 29, 2013
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$346	$7,640
Accounts receivable	6,406	8,181
Tenant improvement allowance receivable	1,016	1,386
Inventories	2,661	2,941
Deferred income taxes, net	3,682	2,625
Prepaid expenses and other current assets	1,634	5,434
Total current assets	15,745	28,207
Property and equipment — net	175,125	169,127
Deferred income taxes — net	51,205	53,381
Other assets — net	4,071	4,137
Total assets	$246,146	$254,852

Liabilities and stockholders’ equity
Current liabilities
Trade and construction payables	$14,175	$8,781
Accrued expenses	21,382	23,651
Current portion of long-term debt	—	2,082
Deferred lease incentives	7,460	7,021
Deferred gift card revenue	8,611	12,876
Total current liabilities	51,628	54,411
Deferred lease incentives	57,193	60,539
Long-term debt	14,406	13,611
Other long-term liabilities	22,531	22,515
Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share— authorized 100,000,000 shares; 20,079,592 shares issued at September 28, 2014 and 19,991,927 shares issued at December 29, 2013	199,511	197,913
Preferred shares, no par value per share— authorized 5,000,000 shares; issued and outstanding, 0 shares at September 28, 2014 and December 29, 2013	—	—
Treasury shares, 1,511,850 shares at September 28, 2014; and 633,273 shares at December 29, 2013	(22,352)	(9,378)
Retained deficit	(76,771)	(84,759)
Total stockholders’ equity	100,388	103,776
Total liabilities and stockholders’ equity	$246,146	$254,852